Exhibit 99.2

Script for November Sales Comments -- Thursday, December 2nd, 2004

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the November reporting period for fiscal year 2004, the four weeks ended November 27th, 2004.

Payless ShoeSource reported that corporate same-store sales decreased 2.3 percent during November 2004 versus the same four weeks of November 2003.

Total company sales in November 2004 were $206.4 million dollars, a 1.0 percent decrease from total sales of $208.5 million in November 2003.

Our strongest categories included women's boots, boy's and girl's shoes, men's synthetic shoes, and men's athletic shoes. Weaker categories included women's dress shoes and men's boots.

By region, our business was strongest in the Northeast, followed by the Northcentral, the South and the West.

In August the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. The initiatives include exiting Parade, Peru and Chile; the closing of approximately 260 additional Payless ShoeSource stores; the reduction of wholesale businesses that provide no significant growth opportunity; and a reduction of the company's expense structure.

The company estimates that the total costs relating to the strategic initiatives could be in the range of $77 million to $90 million, consistent with previous disclosures.

Relating to these initiatives, during November, the company closed 85 stores in North America. In addition, on October 27th, 2004, the company entered into an agreement to transfer ownership of its Peruvian business entity, including all related operations and liabilities, to Orion Investment Capital Inc., an organization comprised of some owners of the company's South American joint-venture partner, in consideration of Orion assuming the liabilities of the entity. The transaction was completed on November 15th, 2004.

The company expects to complete all of the strategic initiatives by the end of fiscal 2004, and to end the year with its inventory assortment appropriately positioned for Spring 2005.

On November 19th, the company opened its first store in Japan, at Tokyo-Bay Lalaport, a major shopping mall in Japan. The company has curtailed any other expansion into new international markets to focus on its core business.

At the end of November, we were operating 4,951 total stores, including 148 stores in the Central American region, 49 stores in South America and 308 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending July 31, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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